CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pension and Profit Sharing Committee
Federated Department Stores, Inc.

The May Department Stores Company Profit Sharing Plan:

We consent to the incorporation by reference in the registration statements (No. 333-103352 and 333-76227) on Form S-8 of Federated Department Stores, Inc. of our report dated June 28, 2006, with respect to the Statement of Net Assets Available for Benefits of The May Department Stores Company Profit Sharing Plan as of December 31, 2005, and the related Statement of Changes in Net Assets Available for Benefits for the year then ended, which report appears in the December 31, 2005 annual report on Form 11-K of The May Department Stores Company Profit Sharing Plan.

/s/  KPMG LLP

Cincinnati, Ohio
June 28, 2006